Exhibit 10.1

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”) is made between Dr. Ronnda L. Bartel (“Executive”) and Aastrom Biosciences, Inc. (the “Company,” together with Executive, the “Parties”).

WHEREAS, Executive is resigning from her employment with the Company effective, December 31, 2013 (the “Resignation Date”);

WHEREAS, this Agreement fully supersedes any prior agreements and understandings related to Executive’s employment at or service relationship with  Company, including, without limitation, the Executive Employment Agreement dated March 22, 2011  (the “Employment Agreement”), provided, Section 7 of the Employment Agreement, including each of its subparts and Sections 8-21 (the “Preserved Provisions”) and the Employee Proprietary Information, Non-Disclosure and Assignment of Intellectual Property Rights Agreement dated December 13, 2010, a copy of which is attached as Exhibit A (the “Non-Disclosure and Assignment Agreement”), shall remain in full force and effect;

WHEREAS, the payments set forth in this Agreement are the exclusive payments, to Executive in connection the post-employment consulting services, and by entering into this Agreement, Executive acknowledges and agrees that she is not entitled to any other form of payment, compensation or equity rights.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.           Resignation from Employment, Officer Positions of the Company and its Subsidiaries and Affiliates.  As of the Resignation Date, Executive hereby resigns from her employment with the Company and as an officer of the Company as well as from any other officer positions she holds with any of the Company’s subsidiaries or entities affiliated with the Company.  Executive agrees to execute and deliver any documents reasonably necessary to effectuate such resignations.  Executive acknowledges and agrees that she is not entitled to any severance pay or benefits in connection with such resignation, including pursuant to the Employment Agreement.

2.           Final W-2 Pay; Employment-Related Expense Reimbursement.  On the Company’s next regular payroll date following the Resignation Date, the Company shall pay Executive her accrued but unpaid base salary based on Executive’s employment through the Resignation Date (at the rate of $260,000 per year). Executive acknowledges and agrees that she is not entitled to any other salary, bonus or in connection with her services to the Company nor is she entitled to payment for any accrued vacation other than the $20,000.00 for 160 hours of accrued Paid Time Off (PTO) that will be paid by the Company on the next regular payroll date following the Resignation Date.  The Executive shall be entitled to be reimbursed for her reasonable business expenses incurred prior to the Resignation Date in connection with her employment, subject to the Company’s policies and procedures with respect to expense reimbursement.

3.           Benefits.  Executive’s eligibility to participate in the Company’s health and dental plans will cease on December 31, 2013.  Executive may elect to continue your health, dental and/or vision benefits after December 31, 2013 at her own cost in accordance with and subject to the law known as COBRA.  Executive’s being notified by separate memoranda of Executive’s rights under COBRA.  Executive’s eligibility to participate in the Company’s other employee benefit plans and programs will cease on the Resignation Date in accordance with the terms and conditions of each of those benefit plans and programs. Executive’s rights to benefits, if any, are governed by the terms and conditions of those benefit plans and programs.

4.           Equity Interests.  Executive holds the equity rights pursuant to certain stock option agreements and related equity incentive plan(s) (the “Equity Documents”).  Executive’s right with respect to her stock options shall be governed by the terms of the Equity Documents.  For purposes of the Equity Documents, Executive’s services will not be deemed terminated as a result of the change in the capacity in which the Executive provides services for the Company (from Employee to Consultant, as those terms are defined in the Equity Documents) since there shall be no interruption of the Executive’s service between the ending the Executive’s employment and the commencement of the Consulting Period.

5.           Consulting Services.  After the Resignation Date, the Executive shall provide consulting services as a consultant to the Company as follows:

(a)           Consulting Services.  Executive agrees to perform such consulting advisory and related services to and for the Company as may be reasonably requested from time to time by the Company included, but not limited to the services specified on Exhibit B to this Agreement (the “Consulting Services”);

(b)           Consulting Period.  Subject to Section 5(e), the Executive shall perform the Consulting Services between the Resignation Date and June 30, 2014 (the “Initial Consulting Period”). The Initial Consulting Period may be extended for two (2) or more additional six (6) month periods (individually, an “Additional Consulting Period”), by mutual consent of the parties. Collectively, the Initial Consulting Period and the Additional Consulting Period shall be referred to herein as the “Consulting Period”)

(c)           Fees.  The Company shall pay Executive a fee of $350 per hour for the  Consulting Services.  Payment will be made within thirty (30) days of the Company’s receipt of an invoice outlining the Consulting Services performed (the “Consulting Fees”).  The Company shall report the Consulting Fees to the IRS on Form 1099.  The Executive shall be solely responsible for all withholding, taxes and other obligations required by law and shall comply with such obligations.  Further, the Executive shall comply with all applicable laws, including those regarding tax withholding and reporting, worker’s compensation and unemployment compensation with respect to the Consulting Services.

(d)           Expenses.  The Company shall reimburse Executive for reasonable and necessary out-of-pocket expenses incurred by Executive in the performance of the Consulting Services (the “Expenses”), provided such Expenses greater than $500 must be  approved in writing in advance by an officer of the Company, and in any case, all Expenses  must be supported by reasonable documentation.  Such Expenses may include reasonable travel expenses of Executive associated with performance of the Consulting Services.  Unless otherwise agreed in writing, Executive must submit reimbursement requests for any Expenses within thirty (30) of incurring such Expenses and the Company shall reimburse the Executive for Expenses within thirty (30) days of receipt.

(e)           Termination.  Either party may at any time terminate the performance of the Consulting Period upon thirty (30) days prior written notice to the other. Notwithstanding the forgoing, the Company may waive any notice period provided by Executive in its discretion and it may terminate the Consulting Services at any time for cause, as determined by the Board in its reasonable and good faith discretion.

(f)            Status as Independent Contractor.  Executive shall perform all Consulting Services as an “independent contractor” and not as an employee or agent of the Company.  While performing the Consulting Services, Executive is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.  Executive expressly waives any right to participate in any of the Company’s employee benefit plans or perquisites.  Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties.  Executive shall be solely responsible for payment of all charges and taxes arising from her relationship to the Company as a consultant.  During the period in which she is providing Consulting Services, Executive agrees to comply with any applicable Company policies, including, but not limited to the Company’s Statement of Company Policy on Insider Trading and Disclosure and Code of Business Conduct and Ethics.

(g)           Other Business Activities.  While it is understood that, as an outside consultant, Executive may engage in other business activities, Executive agrees that during the Consulting Period, she will not engage in any business activities that pose an actual or apparent conflict of interest with the Company.  To ensure no conflict of interest, Executive agrees to notify the Company in writing prior to engaging in other business activities including, but not limited to, service as a member of a scientific advisory board for any commercial, for-profit enterprise during the Consulting Period.

(h)           Warranties of Executive.  Executive represents to the Company that (i) with respect to any information, know-how, knowledge or data disclosed by Executive to the Company in the performance of the Consulting Services, Executive has the full and unrestricted right to disclose the same; and (ii) Executive is free to undertake the Consulting Services required by this Agreement, and there is, and will be, no conflict of interest between Executive’s performance of the Consulting Services and any obligation Executive may have to other parties.

(i)            Advertising.  Executive shall not in any way or in any form publicize or advertise in any manner the fact that she is performing the services called for by this Agreement without the prior written consent of the Company.

(j)            Company Data and Confidentiality.  Any data or other materials furnished by the Company for use by the Executive in connection with the Consulting Services shall remain the sole property of the Company and shall be held in trust and confidence by Executive in accordance with her obligations under Section 8 of this Agreement, Section 7 of the Employment Agreement and the Nondisclosure and Assignment Agreement, including, but not limited to Executive’s confidentiality obligations under Sections 7(a), (b), (c), (e) and (g) of the Employment Agreement and the terms of the Non-Disclosure and Assignment Agreement, which Executive expressly acknowledges and agrees apply during the Consulting Period.

6.           Assignment of Developments.  If at any time or times during the Consulting Period, Executive (either alone or with others) makes, conceives, creates, discovers, invents or reduces to practice (or made, conceived, created, discovered, invented or reduced to practice) any Development that (i) relates to the business of the Company or any partner or sponsor of the Company or any of the products or services being developed, manufactured, licensed or sold by the Company or which may be used in relation therewith; or (ii) results from tasks assigned to Executive by the Company; or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, then all such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise.  The term “Development” shall mean any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, content, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection).  Executive hereby assigns all rights (including, but not limited to, rights to inventions, patentable subject matter, copyrights and trademarks) Executive may have or may acquire in the Developments and all benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company.  Executive will cooperate fully with the Company, both during and after Executive’s employment and the Consulting Period, with respect to the procurement, maintenance and enforcement of the Company’s intellectual property rights.  Executive agrees to sign all papers which the Company may deem necessary or desirable in order to protect rights and interests in any Company-related development.  If the Company is unable, after reasonable effort, to secure its signature on any such papers, Executive hereby irrevocably designates and appoints each officer of the Company as its agent and attorney-in-fact to execute any such papers on its behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-related development.

7.           Return of Property.  Except to the extent Executive is authorized by the Company to retain certain materials in connection with the Consulting Services, on or before the Resignation Date, Executive shall return to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships.  After returning all other Company property, Executive commits to deleting and finally purging any duplicates of files or documents that may contain Company or customer information from any non-Company computer or other device that remains Executive’s property after the Resignation Date.  Executive agrees to return or destroy all Company property as required under this section immediately upon termination of the Consulting Period.

8.           Executive’s Continuing Obligations.  Executive hereby reaffirms her obligations pursuant to the Preserved Provisions and the Non-Disclosure and Assignment Agreement, which are incorporated by reference as material terms of this Agreement.

9.           Enforceability.  Executive acknowledges that, if any portion or provision of this Agreement, including any part of the Preserved Provisions, shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision shall be valid and enforceable to the fullest extent permitted by law.

10.        Entire Agreement.  This Agreement constitutes the entire agreement between Executive and the Company concerning the subject matter herein and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the Executive’s relationship with the Company including, without limitation, the Employment Agreement, provided, the Preserved Provisions and the Equity Documents, as modified by Section 3 of this Agreement, and the Non-Disclosure and Assignment Agreement shall continue to be in full force and effect.

11.        Waiver.  No waiver of any provision of this Agreement, including the Preserved Provisions, which are incorporated by reference into this Agreement, shall be effective unless made in writing and signed by the waiving party.  The failure of either Party to require the performance of any term or obligation of this Agreement or the Preserved Provisions, or the waiver by either Party of any breach of this Agreement, including any part of the Preserved Provisions, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

12.        Governing Law; Interpretation.  This Agreement shall be interpreted and enforced under the laws of the State of Michigan without regard to conflict of law principles.  In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Party or the “drafter” of all or any portion of this Agreement.

13.        Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.  Facsimile and PDF signatures shall be deemed to be of equal force and effect as originals.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Agreement on the date(s) indicated below.

AASTROM BIOSCIENCES INC.

/s/ Dominick Colangelo	January 9, 2014
Dominick Colangelo, President and CEO	Date

I HAVE READ THIS AGREEMENT THOROUGHLY, UNDERSTAND ITS TERMS AND HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY.  I UNDERSTAND THAT THIS AGREEMENT IS A LEGAL DOCUMENT.

/s/ Ronnda Bartel	January 6, 2014
Dr. Ronnda L. Bartel	Date

Exhibit A

Employee Proprietary Information, Non-Disclosure and Assignment of Intellectual Property Rights Agreement

AASTROM BIOSCIENCES, INC.

EMPLOYEE PROPRIETARY INFORMATION,

NON-DISCLOSURE AND ASSIGNMENT OF

INTELLECTUAL PROPERTY RIGHTS AGREEMENT

This Proprietary Information, Non-Disclosure and Assignment of Intellectual Property Rights Agreement (the “Agreement”) is entered into between Aastrom Biosciences, Inc., a Michigan corporation (“Aastrom”), and the Employee (collectively, the “Parties”).

WHEREAS, as part of the Employee’s employment Aastrom may disclose to the Employee information Aastrom considers to be proprietary, confidential, competitively sensitive and/or trade secrets for the purpose of allowing the Employee to perform the Employee’s duties (the “Duties”); and

WHEREAS, the Parties have agreed to establish terms and conditions governing the confidentiality of certain proprietary Information that Aastrom may disclose to the Employee for these purposes.

NOW THEREFORE, the Parties agree as follows:

1.                                      Nondisclosure of Proprietary Information.

A.            Proprietary Information.  “Information” means all information provided by Aastrom to the Employee in whatever form transmitted or stored (including oral, visual, written, printed, electronic, or otherwise), relating to past, present or future business affairs, including all notes; data; reports; analyses; compilations; studies; tests; engineering processes; engineering work; interpretations; forecasts; records; memoranda; summaries; know-how; schedules; processes; management techniques; operations; designs; sketches; photographs; plans; drawings; specifications; samples; lists; pricing information; market definitions; inventions; and ideas.  Nothing contained in this Agreement shall be construed as prohibiting the Employee from disclosing or otherwise utilizing information which the Employee can demonstrate:

(i)            was in the public domain at the time of disclosure or later comes into the public domain by some means other than an unauthorized act or omission by the Employee;

(ii)           was already in the Employee’s possession at the time of disclosure;

(iii)          was supplied to the Employee without restriction by a third party who is under no obligation to Aastrom to maintain such Information in confidence; or

(iv)          was developed by the Employee independently of any disclosure of Information by Aastrom.

B.          Nondisclosures.  The Employee shall not use any Information disclosed to the Employee by Aastrom for the Employee’s own use or for any purpose other than to carry out the Duties.  The Employee shall immediately notify Aastrom in writing of any actual or suspected misuse, misappropriation or unauthorized disclosure of any Information which comes to the Employee’s attention, and the Employee shall cooperate with Aastrom to regain possession of the Information and to preserve the confidentiality thereof.

Except as expressly provided in this Agreement, the Employee shall not: (i) publish or disclose any Information; (ii) use any Information for any purpose including, but not limited to, designing, inventing, manufacturing, selling, licensing, marketing or otherwise distributing any Information or products or services embodying or derived from any Information; (iii) modify, breakdown, disassemble, or reverse engineer materials or compositions containing Information without Aastrom’s express written permission; (iv) provoke an interference with any patent, copyright, or trademark application, including any that Aastrom has filed or will file with respect to Information and will not provoke an amendment of any claim in any pending patent, copyright or trademark application to expand the claim to read on, cover, or dominate anything (whether or not patentable) disclosed in any Information; and (v) use any Information in any way detrimental to Aastrom or its business.

C.          Third Party Information.  The Employee understands that Aastrom may receive from third parties confidential or proprietary information (the “Third Party Information”) subject to a duty on Aastrom’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  The Employee shall hold any Third Party Information Aastrom provides to the Employee in the strictest confidence and will disclose the Third Party Information only as needed to perform the Employee’s duties and then only to other employees of Aastrom who have a need to know.

2.             Ownership of Information.  All Information disclosed under this Agreement shall be and remain the property of Aastrom.  Notes prepared by the Employee that include Aastrom’s Information shall be considered Information of Aastrom for all purposes of this Agreement.

3.             Return of Information.  At the request of Aastrom, the Employee shall immediately return to Aastrom any Information of Aastrom in written or other tangible form, whether received from Aastrom or contained in materials prepared or developed by the Employee in the course of providing the Duties.  The Employee shall not retain any copies, summaries or notes of the Information, unless expressly approved in writing by Aastrom.

4.             No License Granted.  The disclosure of Information by Aastrom does not and shall not be construed as granting to the Employee a license under any patent or patent application, a license to use a trademark, or any other right of license, lease or ownership in any Information.

5.             Inventions and Patents.  The Employee does hereby assign, and shall assign to Aastrom, or its designees, the Employee’s full right, title and interest (throughout the world and in perpetuity) in and to all assignable intellectual property of any kind, without right of revocation.  Such right, title and interest shall include (but not be limited to) all patent, copyright, trademark, trade secret and similar rights thereto.  Unless otherwise set forth in writing between Aastrom and the Employee, all copyrightable assignable intellectual property created by the Employee has been specially commissioned as “work made for hire,” as that term is defined in the Copyright Law of the United States (17 U.S.C. Sec. 101, et. seq., or its successor law).  To the extent that any such assignable intellectual property may not qualify as a “work made for hire” under such law, the Employee shall assign, and hereby agrees to assign, all of the Employee’s copyright and other interests therein to Aastrom.  The Employee shall maintain complete and current records of, and shall disclose to Aastrom in writing, all such assignable intellectual property.  Accordingly,

(a)                                 The Employee shall assign, set over and transfer to Aastrom all of the Employee’s right, title and interest in and to all assignable intellectual property;

(b)                                 The Employee agrees that the Employee will, during and after association with Aastrom terminates, upon reasonable request of Aastrom, cooperate fully in:

(i)            obtaining patent, copyright, trademark, service mark or other proprietary protection for such assignable intellectual property, all in the name of Aastrom and at Aastrom’s expense, (including in such cooperation, without limitation, the Employee’s execution of all requested disclosures, applications, declarations, supplemental declarations, assignments and other documents in furtherance of obtaining such protection and confirming full ownership by Aastrom of such assignable intellectual property, and also including the Employee’s irrevocable appointment hereby of Aastrom as the Employee’s attorney (with power of substitution) to execute and to deliver any such documents on the Employee’s behalf in the event the Employee should fail or refuse to do so); and

(ii)           enforcing any patents, copyrights, trademarks, service marks or other rights in and to the assignable intellectual property;

(c)                                  Upon termination of the Employee’s employment with Aastrom, the Employee shall provide to Aastrom a full, signed written statement of all assignable intellectual property authored, created, invented, derived, developed or reduced to practice by or with the participation of the Employee during the Employee’s employment with Aastrom; and

(d)                                 The Employee agrees not to use any of the intellectual property mentioned above for the benefit of the Employee or any other person or entity without Aastrom’s prior written permission.

6.             Remedies.  The Employee recognizes the highly competitive nature of Aastrom’s business and that irreparable harm would be caused by any violation of the restrictions contained in this Agreement.  The Employee agrees that Aastrom’s remedies at law for any violation of this Agreement are inadequate and that Aastrom has the right to seek injunctive relief in addition to any other remedies available to it.  Therefore, if the Employee breaches this Agreement, Aastrom has the right to, and may seek issuance of, a court ordered temporary restraining order, preliminary injunction and permanent injunction as well as any and all other remedies and damages, including monetary damages.  The Employee further agrees to pay any and all legal fees, including without limitation, all attorneys’ fees, court costs, and any other related fees and/or costs incurred by Aastrom in enforcing this Agreement.

7.                                      Miscellaneous.

(a)           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

(b)           Complete Agreement.  This Agreement embodies the complete agreement and understanding among the Parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way.

(c)           Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d)           Successors and Assigns.  Except as otherwise provided in this Agreement, this Agreement shall bind and inure to the benefit of and be enforceable by the Parties, and their respective successors and assigns; provided that the services provided by, and the obligations of, the Employee under this Agreement shall not be assignable, assigned or delegated.

(e)           Governing Law; Venue; Waiver of Jury Trial.  All questions concerning the construction, validity and interpretation of this Agreement and the exhibits to this Agreement will be governed by and construed in accordance with the domestic laws of the State of Michigan, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.  The Parties hereby irrevocably and unconditionally submit in any legal action or proceeding arising out of or relating to this Agreement to the exclusive jurisdiction of either a court in Washtenaw County, State of Michigan, having jurisdiction over the legal action or the United States District Court, Eastern District of Michigan, and, in any such action or proceeding, consent to jurisdiction in such courts and waive any objection to the venue in any such court.

(f)            Amendment and Waiver.  The provisions of this Agreement may be amended and waived only with the prior written consent of Aastrom and the Employee.

AASTROM BIOSCIENCES, INC.

By:	Heidi Hassen

Title:	HR Manager

Date:	December 13, 2010

EMPLOYEE

By:	Ronnda Bartel
Employee’s Printed Name

	/s/ Ronnda Bartel	_
Employee’s Signature

Title:	Chief Scientific Officer

Date:	December 13, 2010

Exhibit B

Consulting Services

The Consulting Services shall include, but are not limited to:

•                  Providing scientific and regulatory input as needed.

•                  Providing oversight and review of IP or regulatory documents and correspondence as needed.

•                  Reviewing process and assay data and provide input.

•                  Providing oversight and guidance related to Marrow Donation, LLC.

•                  Participating in Tissue Board activities including annual meeting preparation.

•                  Reviewing and providing input relative to Business Development evaluations.  Periodically participate in meetings.

Executive is expected to spend approximately 10 hours a week performing the Consulting Services.